                                                                    Exhibit 11.1

                        MHI GROUP, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER COMMON SHARE (1)

                                                                            FOR THE YEAR ENDED
                                                                                 APRIL 30
                                                           -------------------------------------------------
                                                           1995                    1994                 1993
                                                           ----                    ----                 ----
Net income applicable to
  adjusted common shares                               $3,047,000              $5,945,000            $5,376,000
                                                       ----------              ----------            ----------

Average common shares
  outstanding                                           6,243,129               4,634,200             3,562,503
Shares to be issued upon
  conversion of Series C
  Preferred Shares                                              -                       -                11,438
Shares to be issued from
  exercise of dilutive stock
  options from application of
  treasury stock method                                   714,019                 603,953               672,037
                                                       ----------              ----------            ----------

Adjusted shares outstanding,
  primary diluted basis                                 6,957,148               5,238,153             4,245,978

Contingent issuance of
  common stock for unsettled
  bankruptcy claims                                             -                       -                18,610
                                                       ----------              ----------            ----------

Adjusted shares outstanding,
  fully diluted basis                                   6,957,148               5,238,153             4,264,588
                                                       ----------              ----------            ----------

Earnings per common and
  common equivalent share -
  Primary and fully diluted:
    Income before cumulative effect
    of change in accounting principle                  $     .44               $     1.13            $      .83

Cumulative effect of change in
    accounting principle -                                     -                        -                   .44

Net income                                             $     .44               $     1.13            $     1.27
                                                       ----------              ----------            ----------


(1) All data adjusted for the one-for-four reverse stock split effective in November 1993.



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